Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 14, 2006 (except Note 12, as to which the date is August 17, 2006), in this Registration Statement (Form S-1) and related Prospectus of EIG Mutual Holding Company and Subsidiaries for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

December 1, 2006